Exhibit 99

Contact:

J.P. Fielder

Exact Sciences Corp.

jpfielder@exactsciences.com

608-210-5220

For Immediate Release

Exact Sciences generated $99.4 million in revenues during 2016, a 152-percent increase

Cologuard gross margin reached 61 percent in fourth quarter

MADISON, Wis., Feb. 21, 2017 — Exact Sciences Corp. (Nasdaq: EXAS) today announced that the company generated revenues of $99.4 million and completed approximately 244,000 Cologuard tests during the year ended Dec. 31, 2016. Full-year 2016 revenues and Cologuard test volume grew 152 percent and 135 percent from 2015, respectively.

During the fourth quarter of 2016, the company generated revenues of $35.2 million and completed approximately 82,000 Cologuard tests. Fourth-quarter 2016 revenues and test volume grew 144 percent and 114 percent from the same period of 2015, respectively.

“Cologuard’s strong performance during 2016 reflects the accelerating demand for our non-invasive colon cancer screening test and positions us well for long-term, sustainable growth,” said Kevin Conroy, chairman and CEO of Exact Sciences. “Our annual revenue met the high end of our original expectations for 2016.”

More than 9,500 health care providers ordered Cologuard for the first time during the fourth quarter of 2016.  The number of providers who have ordered Cologuard since it was launched grew to nearly 60,000 during 2016, an increase of 123 percent from the end of 2015.

As of Feb. 20, 2017, approximately 171 million people participate in health plans that cover Cologuard and 72 percent of the addressable population is covered for the company’s non-invasive screening option.

2017 Outlook

“We intend to build on last year’s success by contracting with additional payers, increasing awareness about Cologuard’s inclusion in health care quality measures, and making it easier for physicians to order our test,” Conroy said.  “Based on the financial strength of Exact Sciences and the power of the Cologuard technology platform, we will continue investing prudently to support our growth and bring new cancer diagnostics to patients.”

The company anticipates revenue of $170-$180 million and Cologuard volume of at least 415,000 completed tests during 2017. During the first quarter of 2017, the company expects Cologuard volume of at least 88,000 completed tests.

The company’s guidance for revenue and completed tests are forward-looking statements. They are subject to various risks and uncertainties that could cause the company’s actual results to differ materially from these anticipated results. There can be no assurances that the Company will be able to meet the projections. See the cautionary information about forward-looking statements in the “Safe Harbor Statement” section of this news release.

Fourth-Quarter Financial Results

Exact Sciences reported total revenues of $35.2 million for the fourth quarter of 2016, compared to $14.4 million for the same period of 2015. Average recognized revenue per test during the fourth quarter of 2016 was $432.

Average cost per test for the fourth quarter of 2016 was $170, compared to $201 for the same period of 2015. Gross margin improved from 47 percent to 61 percent from the fourth quarter of 2015 to the fourth quarter of 2016.

Operating expenses for the fourth quarter of 2016 were $59.1 million, compared to $47.2 million for the same period in 2015.

For the fourth quarter of 2016, Exact Sciences reported a net loss of $37.2 million, or $0.34 per share. The company reported a net loss of $40.0 million, or $0.41 per share, for the same period of 2015.

Cash utilization during the fourth quarter of 2016 was $26.7 million. Exact Sciences ended 2016 with cash, cash equivalents and marketable securities of $311.1 million, compared to $306.9 million at Dec. 31, 2015.

Fourth-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, Feb. 21, 2017, at 10 a.m. ET to discuss fourth-quarter and full-year 2016 results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-201-0168 and international callers should dial 647-788-4901.

An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 51061456. The conference call, webcast and replay are open to all interested parties.

About Cologuard

Cologuard was approved by the FDA in August 2014 and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. Cologuard is included in the recommendations of the U.S. Preventive Services Task Force (2016) and the American Cancer Society’s (2014) colorectal cancer screening guidelines. Stool DNA is included in the combined screening guidelines of the American Cancer Society / U.S. Multi-Society Task Force/American College of Radiology (2008), the American College of Gastroenterology guidelines (2009) and the National

Comprehensive Cancer Network (2016). Cologuard is indicated to screen adults of either sex, 50 years or older, who are at average risk for colorectal cancer. Cologuard is not for everyone and is not a replacement for diagnostic colonoscopy or surveillance colonoscopy in high-risk individuals. False positives and false negatives do occur. Any positive test result should be followed by a diagnostic colonoscopy. Following a negative result, patients should continue participating in a screening program at an interval and with a method appropriate for the individual patient. Cologuard performance when used for repeat testing has not been evaluated or established. For more information about Cologuard, visit www.cologuardtest.com. Rx Only.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the early detection and prevention of the deadliest forms of cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. For more information, please visit the company’s website at www.exactsciences.com, follow Exact Sciences on Twitter @ExactSciences or find Exact Sciences on Facebook.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms. All statements other than statements of historical facts included in this news release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, anticipated results of our sales and marketing efforts, expectations concerning payor reimbursement and the anticipated results of our product development efforts. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; our ability to meet demand for our products and services; the willingness of health insurance companies and other payors to cover Cologuard and reimburse us for our performance of the Cologuard test; the amount and nature of competition from other cancer screening products and services; the effects of the adoption, modification or repeal of any healthcare reform law, rule, order, interpretation or policy; the effects of changes in healthcare pricing, coverage and reimbursement; recommendations, guidelines and quality metrics issued by various organizations such as the U.S. Preventive Services Task Force, the American Cancer Society, and the National Committee for Quality Assurance regarding cancer screening or our products and services; our ability to successfully develop new products and services; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to maintain regulatory approvals and comply with applicable regulations; and the other risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Report(s) on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Laboratory service revenue	$35,241	$14,420	$99,376	$39,437

Cost of sales	13,865	7,667	45,195	24,501
Gross margin	21,376	6,753	54,181	14,936

Operating Expenses:
Research and development	7,082	9,365	33,473	33,914
General and administrative	21,498	15,864	76,898	57,950
Sales and marketing	30,506	21,944	112,826	82,140
	59,086	47,173	223,197	174,004

Loss from operations	(37,710)	(40,420)	(169,016)	(159,068)

Investment income	592	491	2,018	1,271
Interest expense	(52)	(62)	(213)	(6)

Net loss	$(37,170)	$(39,991)	$(167,211)	$(157,803)

Net loss per share - basic and diluted	$(0.34)	$(0.41)	$(1.63)	$(1.71)

Weighted average common shares outstanding - basic and diluted	109,274	96,404	102,335	92,135

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	December 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$48,921	$41,135
Marketable securities	262,179	265,744
Accounts receivable, net	8,526	4,933
Inventory, net	6,833	6,677
Prepaid expenses and other current assets	7,114	7,375
Property and equipment, net	38,142	34,096
Other long-term assets	5,325	4,070
Total assets	$377,040	$364,030

Liabilities and stockholders’ equity
Total current liabilities	$30,692	$26,723
Long-term debt	4,633	4,789
Other long-term liabilities	5,734	4,601
Lease incentive obligation, less current portion	686	1,061
Total stockholders’ equity	335,295	326,856
Total liabilities and stockholders’ equity	$377,040	$364,030